CERTIFICATE OF MERGER
OF
22ND CENTURY ACQUISITION SUBSIDIARY, LLC
INTO
22ND CENTURY LIMITED, LLC

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

1.	The constituent limited liability companies are 22nd Century Acquisition Subsidiary, LLC, a Delaware limited liability company and 22nd Century Limited, LLC, a Delaware limited liability company.

2.	An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

3.	The name of the surviving limited liability company is 22nd Century Limited, LLC.

4.	The executed Agreement of Merger is on file at the principal office of 22nd Century Limited, LLC located at 8201 Main Street, Suite 6, Williamsville, NY 14221.

5.	A copy of the Agreement of Merger will be furnished by 22nd Century Limited, LLC on request and without cost, to any member of any constituent limited liability company.

6.	The merger shall become effective upon filing of this certificate with the Secretary of State of the State of Delaware.

Dated: January 25, 2011	22ND CENTURY LIMITED, LLC

	By:	/s/ Joseph Pandolfino
Name: Joseph Pandolfino
Title: Chief Executive Officer